SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): March 31, 2003


                                West Corporation
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                              000-21771 47-0777362
          (Commission File Number) (I.R.S. Employer Identification No.)




                11808 Miracle Hills Drive, Omaha, Nebraska 68154
                    (Address of principal executive offices)




       Registrant's telephone number, including area code: (402) 963-1500





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Item 5.  Other Events.
         ------------


         On April 1, 2003, West Corporation (the "Company") consummated a reorganization merger involving its 87.75 % owned subsidiary, West Direct, Inc., a Delaware corporation ("West Direct"). Pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2003 (the "Merger Agreement", a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein), by and among the Company, West Direct, WD Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition"), and each of the West Direct stockholders named therein, West Direct merged (the "Merger") with and into Acquisition, with Acquisition surviving the Merger with the name "West Direct, Inc." As a result of the Merger, the Company owns 100% of West Direct and each share of common stock of West Direct (other than those held by the Company or a subsidiary of the Company) was automatically converted into the right to receive 1.9625 shares of Company common stock. The four minority stockholders of West Direct, who are each executive officers of the Company or West Direct, received an aggregate of 240,411 shares of Company common stock in the Merger, some of which is subject to vesting requirements. Holders of outstanding and unexercised options exercisable for shares of common stock of West Direct received options of equivalent value exercisable for 97,143 shares of Company common stock pursuant to the Company's Restated 1996 Stock Incentive Plan. The Merger and the transactions contemplated thereby were approved by the Board of Directors of the Company.

Item 7.  Financial Statements and Exhibits.
         ---------------------------------

         (c)  Exhibits

              2.1 Agreement and Plan of Merger, dated as of March 31, 2003, by and among West Corporation, West Direct, Inc., WD Acquisition Corp. and the West Direct, Inc. stockholders named therein.



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                                   SIGNATURES
                                   ----------



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                             WEST CORPORATION

Dated: April 2, 2003                         By:  /s/ Thomas B. Barker
                                                  --------------------
                                                  Thomas B. Barker
                                                  President and Chief
                                                  Executive Officer



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                                  Exhibit Index
                                  -------------

Exhibit No.        Description
-----------        -----------

2.1 Agreement and Plan of Merger, dated as of March 31, 2003, by and among West Corporation, West Direct, Inc., WD Acquisition Corp. and the West Direct, Inc. stockholders named therein.



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